Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

August 26, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  TBC Global News Network, Inc. Amended and Restated 2009 Stock and Option Plan

Dear Sir/Madame:

I have acted as counsel to TBC Global News Network, Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-8 relating to the registration of 25,000,000 shares of its common stock (“Shares”), $0.001 par value per Share, which are issuable pursuant to the Company’s Amended and Restated 2009 Stock and Option Plan.  I hereby consent to all references to my firm included in this registration statement, including the opinion of legality.

Sincerely,

/s/ Brian F. Faulkner
Brian F. Faulkner, Esq.